EXHIBIT 3


                                        STOCK PURCHASE AGREEMENT (this
                           "Agreement"), dated as of July 15, 2004, by and between Caledonia Investments PLC, a company incorporated under the laws of England (the "Seller"), and Istithmar PJSC, a company organized under the laws of Dubai (the "Purchaser").

                  A. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 1,300,000 ordinary shares (the "Secondary Shares") of Kerzner International Limited, a company incorporated under the laws of The Bahamas (the "Company"), par value $0.001 per share, for an aggregate purchase price of $61,750,000 in cash ($47.50 per share).

                  B. Contemporaneously with the execution and delivery of this Agreement, the Purchaser has entered into a stock purchase agreement (the "Company Purchase Agreement") with the Company, providing for the purchase of 3,000,000 ordinary shares (the "Company Shares") of the Company, par value $0.001 per share, at an aggregate purchase price of $153,750,000 in cash ($51.25 per share).

                  C. At the Closing (as defined in Section 2 herein), the Company, the Purchaser, the Seller and certain other shareholders of the Company will execute and deliver a letter agreement (the "Letter Agreement"), in the form attached hereto as Exhibit A.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: 1. Agreement to Sell and Purchase the Secondary Shares; Registration Rights. (a) At the Closing, the Seller will, subject to the terms and conditions of this Agreement, sell to the Purchaser, and the Purchaser will, subject to the terms and conditions of this Agreement, purchase from the Seller, the Secondary Shares for an aggregate purchase price of $61,750,000 in cash (the "Purchase Price") ($47.50 per share).

        (b) Effective upon the Closing, (i) the Seller will assign its registration rights under the 2001 Agreement (as defined below) with respect to the Secondary Shares (other than rights pursuant to Section 5.3.2(b) (second) of the 2001 Agreement) in accordance with the terms of the 2001 Agreement, and (ii) in connection therewith, the Purchaser will be bound with respect to the Secondary Shares by Article V of the 2001 Agreement as it applies to the "Caledonia Group" (as such term is defined in the 2001 Agreement). The "2001 Agreement" means the Registration Rights and Governance Agreement, dated as of July 3, 2001, among the Company, Sun International Investments Limited, World Leisure Group Limited, Kersaf Investments Limited, Caledonia Investments PLC, Mangalitsa Limited, Cement Merchants SA, Rosegrove Limited, Royale Resorts Holdings Limited and Sun International Inc.

                  2. Delivery of the Secondary Shares at the Closing.

                  2.1 The closing of the sale to, and purchase by, the Purchaser of the Secondary Shares (the "Closing") shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the later of July 21, 2004, or the second business day following the satisfaction (or, to the extent permitted, waiver by the parties entitled to the benefits thereof) of all the conditions set forth in this Agreement (the "Closing Date"). At the Closing, the Seller shall deliver to the Purchaser one or more certificates evidencing the Secondary Shares (or such instruments of transfer as are reasonably satisfactory to the Purchaser to transfer to and vest in the Purchaser record and beneficial ownership of the Secondary Shares) against delivery to the Seller of the Purchase Price by wire transfer of immediately available funds to an account that the Seller will designate in writing to the Purchaser at least two business days prior to the Closing Date.

                  2.2 The Seller's obligation to complete the purchase and sale of the Secondary Shares to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Seller: (a) receipt by the Seller of immediately available funds in the full amount of the Purchase Price; (b) the accuracy of each of the representations and warranties of the Purchaser herein, in each case as of the date of this Agreement and as of the Closing Date as if restated on and as of the Closing Date; (c) the fulfillment by the Purchaser of each of its undertakings herein required to be fulfilled prior to the Closing; (d) receipt by the Seller of a certificate signed by an authorized officer of the Purchaser confirming the matters described in the preceding clauses (b) and (c); and (e) no Law (as hereinafter defined) or other legal restraint or prohibition preventing the consummation of transactions contemplated by this Agreement or the Letter Agreement shall be in effect.

                  2.3 The Purchaser's obligation to pay for the Secondary Shares shall be subject to the following conditions, any one or more of which may be waived by the Purchaser: (a) receipt by the Purchaser of the stock certificate(s), each duly executed for transfer or together with a stock power, evidencing the Secondary Shares (or such instruments of transfer as are reasonably satisfactory to the Purchaser to transfer to and vest in the Purchaser record and beneficial ownership of the Secondary Shares); (b) the accuracy of each of the representations and warranties of the Seller herein, in each case as of the date of this Agreement and as of the Closing Date as if restated on and as of the Closing Date; (c) the fulfillment by the Seller of each of its undertakings herein required to be fulfilled prior to the Closing;
(d) receipt by the Purchaser of a certificate signed by an authorized officer of the Seller confirming the matters described in the preceding clauses (b) and
(c); (e) the concurrent consummation of the sale of the Company Shares in accordance with the terms of the Company Purchase Agreement; (f) the execution and delivery of the Letter Agreement by the Seller; and (g) no Law or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Letter Agreement shall be in effect; provided, however, that the condition in foregoing clause (e) may not be waived without the Company's prior written consent.

                  3. Representations, Warranties and Covenants of the Seller. In consideration for the Purchaser's agreement to enter into this Agreement and the Letter Agreement and to purchase the Secondary Shares from the Seller, the Seller hereby represents and warrants to, and covenants with, the Purchaser as follows:

                  3.1 Organization and Qualification. The Seller is a company duly organized and validly existing under the laws of the jurisdiction in which it is incorporated and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failures to so qualify individually or in the aggregate would not be reasonably likely to prevent or materially delay fulfillment of the closing conditions set forth in
Section 2.3 or the Seller's ability to perform its obligations under this Agreement.

                  3.2 Validity. The execution, delivery and performance by the Seller of this Agreement and the Letter Agreement and the consummation of the transactions contemplated hereby and the transactions contemplated to be consummated at or promptly following the Closing under the Letter Agreement have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the valid execution and delivery thereof by the Purchaser constitutes, and the Letter Agreement, when duly executed and delivered by the Seller and, assuming valid execution and delivery thereof by the other parties thereto will constitute, a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

                  3.3 Private Offering. None of the Seller, its subsidiaries or their representatives has sold or offered any security of the Company to any person under circumstances that would cause the sale of the Secondary Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). None of the Seller, its subsidiaries or their representatives will offer the Secondary Shares or any part thereof or any similar securities for sale to, or solicit any offer to acquire any of the same from, anyone so as to make the sale of the Secondary Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of Purchaser contained in Section
4.3 and Section 4.4 are true and correct, the sale and delivery of the Secondary Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

                  3.4 The Secondary Shares. The Seller is the record and beneficial owner of the Secondary Shares, free and clear of all liens, encumbrances, equities and claims and at the Closing will duly indorse the Secondary Shares in blank, and upon sale and delivery of, and payment for, the Secondary Shares as provided for herein, the Purchaser will own the Secondary Shares free and clear of all liens, encumbrances, equities and claims, other than those arising from acts of the Purchaser or its affiliates. Other than this Agreement, the Ancillary Agreements (as defined in the Company Purchase Agreement) and Article V of the 2001 Agreement, the Secondary Shares are not subject to any voting trust agreement or other contract that will apply to the Secondary Shares following the transactions contemplated hereby, including any such contract restricting or otherwise relating to the voting, dividend rights or disposition of the Secondary Shares. Other than the payment of the New York State stock transfer tax, no stock transfer taxes are due as a result of the sale of the Secondary Shares. The Secondary Shares constitute "Registrable Securities" as such term is defined in the 2001 Agreement.

                  4. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to, and covenants with, the Seller as follows:

                  4.1 Organization. The Purchaser is a company duly organized and validly existing under the laws of Dubai and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failures to so qualify individually or in the aggregate, are not reasonably likely to prevent or materially delay fulfillment of the closing conditions set forth in Section 2.2 or the Purchaser's ability to perform its obligations under this Agreement or the Letter Agreement.

                  4.2 Validity. The execution, delivery and performance by the Purchaser of this Agreement and the Letter Agreement and the consummation of the transactions contemplated hereby and the transactions contemplated to be consummated at or promptly following the Closing under the Letter Agreement have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming the valid execution and delivery thereof by the Seller, constitutes, and the Letter Agreement, when duly executed and delivered by the Purchaser and, assuming valid execution and delivery thereof by the other parties thereto, will constitute, a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

                  4.3 Ability to Protect Its Own Interests and Bear Economic Risks. By reason of the business and financial experience of its management, the Purchaser has the capacity to evaluate the risks and merits of, and make an informed decision with regard to, an investment in the Company and the transactions contemplated by this Agreement. The Purchaser is able to bear the economic risk of an investment in the Secondary Shares, and has an adequate income independent of any income produced from an investment in the Secondary Shares and has sufficient net worth to sustain a loss of all of its investment in the Secondary Shares without economic hardship if such a loss should occur. The Purchaser recognizes that an investment in the Secondary Shares involves a high degree of risk, including a risk of total loss of Purchaser's investment, and the Purchaser has full cognizance of and understands all of the risk factors related to the Purchaser's purchase of the Secondary Shares, including those set forth under the heading "Risk Factors" in the Company's registration statement on Form F-3 filed with the SEC on July 2, 2004. The Purchaser has, with respect to all matters relating to this Agreement and the offer and sale of the Secondary Shares, relied solely upon the advice of the Purchaser's own counsel and has not relied upon or consulted the counsel to the Seller.

                  4.4 Reliance on Exemptions; Acquisition for Own Account. (a) The Purchaser understands that the Secondary Shares are being offered and sold to the Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Seller is relying upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Secondary Shares.

                  (b) The Purchaser is a company not formed for the specific purpose of acquiring the Secondary Shares, with total assets in excess of $5,000,000. The Secondary Shares have not been offered or sold to the Purchaser by any form of "general solicitation" or "general advertising", each as defined in Rule 502(c) of Regulation D under the Securities Act.

                  (c) The Purchaser is acquiring the Secondary Shares for its own account and for investment purposes only and with no present intention of distributing any of the Secondary Shares or any arrangement or understanding with any other persons regarding the distribution of the Secondary Shares. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Secondary Shares except in compliance with the Securities Act (including pursuant to an exemption from the registration requirements thereof), the rules and regulations thereunder and any applicable state securities laws. The Purchaser has, in connection with its decision to purchase the Secondary Shares, not relied upon any representations or other information (whether oral or written) other than the representations and warranties of the Seller contained herein and the representations and warranties of the Company contained in the Company Purchase Agreement.

                  4.5 Transfer Taxes. Other than the payment of the New York State stock transfer tax, no stock transfer taxes are due as a result of the purchase of the Secondary Shares.

                  5. Termination.

                  5.1 Termination. Notwithstanding anything contained herein to the contrary, this Agreement shall automatically terminate upon termination of the Company Purchase Agreement and may not be otherwise terminated by the Seller and the Purchaser without the Company's prior written consent.

                  5.2 Consequences of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no further force or effect, except for this Section 5.2. Nothing in this
Section 5 or elsewhere in this Agreement shall be deemed to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement. Nothing in this Section 5 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement.

                  6. Survival of Representations and Warranties and Covenant; Certain Remedies. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Seller and the Purchaser herein and in the certificates delivered pursuant hereto shall survive without limitation as to time. Any covenant or undertaking in this Agreement contemplating performance by any party following the Closing shall survive in accordance with its terms.

                  7. Reasonable Best Efforts. The Seller and the Purchaser will each use its reasonable best efforts to satisfy the closing conditions prior to August 31, 2004, including the execution and delivery of the Letter Agreement, and to consummate the transactions contemplated hereby.

                  8. Broker's Fee. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of any party hereto who might be entitled to any fee or commission for which any other party hereto will be liable in connection with the execution of this Agreement or the transactions contemplated hereby.

                  9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (i) when delivered, if delivered in person, (ii) when sent by facsimile (provided the fax is promptly confirmed by telephone confirmation thereof), (iii) when sent by email (provided the email is promptly confirmed by telephone confirmation thereof) and (iv) two business days following sending by overnight delivery by an internationally recognized overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

                  (a) if to the Seller, to:

                           Caledonia Investments PLC
                           Cayzer House
                           30 Buckingham Gate
                           London SW1E 6NN
                           England
                           Attention:  The Company Secretary
                           Facsimile:  +44 20 7802 4849
                           Email:  graeme.denison@caledonia.com

                           with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 W. 52nd Street
                           New York, New York 10019
                           Attention:  David A. Katz, Esq.
                           Facsimile:  (212) 403-2309
                           Email:  dakatz@wlrk.com

                  (b) if to the Purchaser, to:

                           Istithmar PJSC
                           Emirates Towers, Level 47
                           Sheikh Zayed Road
                           PO Box 17000
                           Dubai, United Arab Emirates
                           Attention:  Chief Executive Officer
                           Facsimile:  +971 4 390 3818
                           Email:  info@istithmar.ae

                           with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York 10006
                           Attention: Daniel S. Sternberg
                           Facsimile:  (212) 225-3999
                           Email:  DSternberg@cgsh.com

or to such other person at such other place as the Seller or the Purchaser shall designate to the other party in writing.

                  10. Publicity. Except to the extent required by applicable Law, the Seller shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure with respect to the transactions contemplated by this Agreement required by applicable Law, the Seller shall use reasonable efforts to consult with the Purchaser in advance thereof and shall use its reasonable efforts to reach an agreement with the Purchaser as to the content and timing of such public announcement or press release.

                  11. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 11 shall be void.

                  12. No Third-Party Beneficiaries. Except for the proviso in
Section 2.3 and for Section 5.1 which are for the benefit of the Company, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  13. Amendment. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Seller and the Purchaser. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively) only with the written consent of the Seller and the Purchaser.

                  14. Interpretation; Exhibits; Certain Definitions. (a) When a reference is made in this Agreement to a Section, Subsection or Exhibit, such reference shall be to a Section or Subsection of or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein", "hereto", "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

         (b) For all purposes hereof:

                  "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  "Governmental Entity" means any transnational, federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national stock exchange or national quotation system on which securities issued by the Seller or any of its subsidiaries, are listed.

                  "Law" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, authorization or determination enacted, entered, promulgated, enforced or issued by a Governmental Entity.

                  "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

                  "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

                  15. Entire Agreement. This Agreement and the Letter Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as expressly set forth herein or in the Letter Agreement.

                  16. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law provisions thereof.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

                  19. Jurisdiction. (a) Each party inter se irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, solely for the purposes of any suit, action or other proceeding arising out of this Agreement, the Letter Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further irrevocably consents, and shall cause each of its affiliates to irrevocably consent, to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such party at its address as provided for notices hereunder. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Letter Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) The Purchaser confirms that (i) it is not a party to any agreement with the United States of America relating in any way to the immunity of the Purchaser from jurisdiction of courts, suit, execution upon a judgment, attachment prior to judgment or in aid of execution upon a judgment or any other legal process and (ii) it is, under the law of Dubai, subject to civil and commercial law with respect to its obligations under this Agreement and has agreed not to assert the defense of immunity, on the grounds of sovereignty or otherwise, in respect of any suit, action or proceeding arising out of or relating to claims under this Agreement or the Letter Agreement, or the consummation of the transactions contemplated hereby or thereby.

                  20. No Implied Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  21. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, the Letter Agreement or the transactions contemplated hereby and thereby.

                  22. Expenses. Each of the Seller and the Purchaser shall pay and be responsible for all of its respective fees and expenses, including legal fees and expenses, incurred in connection with the preparation and negotiation of this Agreement and the Letter Agreement.


                  [Remainder of page intentionally left blank.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                        CALEDONIA INVESTMENTS PLC

                                             By
                                                  /s/ P. N. Buckley
                                                  ------------------------------
                                                  Name: P. N. Buckley
                                                  Title: Chairman


                                        ISTITHMAR PJSC

                                             By
                                                  /s/ Sultan Ahmed Bin Sulayem
                                                  ------------------------------
                                                  Name: Sultan Ahmed Bin Sulayem
                                                  Title: Chairman

                                                                       EXHIBIT A


                          Kerzner International Limited
                                 P.O. Box N-4777
                               Nassau, The Bahamas

                                                                  July [ ], 2004


Caledonia Investments PLC                      Cement Merchants SA
Cayzer House                                   P.O. Box 777
30 Buckingham Gate                             Steinort 175
London SW1E 6NN                                FL-9497 Triesenberg
England                                        Principality of Liechtenstein

Istithmar PJSC                                 World Leisure Group Limited
Emirates Towers, Level 47                      c/o Trident Trust Company Limited
Sheikh Zayed Road                              PO Box 146, Road Town
PO Box 17000                                   Tortola, British Virgin Islands
Dubai, United Arab Emirates


                                Letter Agreement
                                ----------------

Ladies and Gentlemen:

                  Reference is made to (a) the Stock Purchase Agreement dated as of July 15, 2004, between Kerzner International Limited (the "Company") and Istithmar PJSC ("Istithmar"), (b) the Stock Purchase Agreements dated as of July 15, 2004 (the "Secondary Purchase Agreements"), between certain selling shareholders and Istithmar, (c) the Corporate Governance Agreement dated [ ], 2004 (the "Governance Agreement") between the Company and Istithmar (d) the Registration Rights Agreement dated [ ], 2004 (the "Istithmar Registration Rights Agreement"), between the Company and Istithmar and (e) the Registration Rights and Governance Agreement dated as of July 3, 2001 (as in effect on the date hereof, the "2001 Agreement"), among the Company, Caledonia Investments PLC ("Caledonia"), Cement Merchants SA ("CMS"), World Leisure Group Limited ("WLG") and certain other parties. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the 2001 Agreement.

                  Pursuant to this letter agreement and in connection with the foregoing, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  (a) Istithmar shall, and if applicable, shall cause each of its Controlled Affiliates to, (i) vote all Shares it Beneficially Owns at any Shareholders Meeting or in any Written Consent with respect to such Shares, in favor of any nominee to the Board of Directors of the Company designated by WLG, Caledonia or CMS in accordance with Section 3.4 of the 2001 Agreement and (ii) take all other actions reasonably requested by each of WLG, Caledonia and CMS to cause each of their respective nominees to be appointed to the Board of Directors of the Company in accordance with Section 3.4 of the 2001 Agreement and to give effect to the provisions of this letter;

                  (b) Each of Caledonia, CMS and WLG shall, and in the case of WLG, CMS and Caledonia, if applicable, shall cause each of its Controlled Affiliates to, (i) vote all Shares it Beneficially Owns (including any Proxy Shares) at any Shareholders Meeting or in any Written Consent with respect to such Shares, in favor of any nominee to the Board of Directors of the Company designated by Istithmar in accordance with Section 3.2 of the Governance Agreement, and (ii) take all other actions reasonably requested by Istithmar to cause such nominee to be appointed to the Board of Directors of the Company and to give effect to the provisions of Article III of the Governance Agreement and this letter;

                  (c) Caledonia agrees that the consummation of the purchase and sale of Shares pursuant to the Secondary Purchase Agreement to which it is a party shall constitute the sale of 1,300,000 "Caledonia Tag Shares" for purposes of Section 5.3.2(b) of the 2001 Agreement;

                  (d) CMS agrees that the consummation of the purchase and sale of Shares pursuant to the Secondary Purchase Agreement to which it is a party shall constitute the sale of 200,000 "CMS Tag Shares" for purposes of Section 5.3.2(b) of the 2001 Agreement; and

                  (e) Each of Caledonia, CMS and WLG acknowledges and agrees that the Purchaser is a "Permitted Transferee" and a "Holder" of the Shares acquired pursuant to the Secondary Purchase Agreements and that such Shares constitute "Registrable Securities" for purposes of the 2001 Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       Very truly yours,

                                       KERZNER INTERNATIONAL LIMITED,

                                       By

                                          --------------------------------------
                                            Name:
                                            Title:

Accepted and agreed to as of the date first above written:



  CALEDONIA INVESTMENTS PLC,              CEMENT MERCHANTS SA,

  By                                        By
        -----------------------------             -----------------------------
          Name:                                     Name:
          Title:                                    Title:


ISTITHMAR PJSC,                           WORLD LEISURE GROUP LIMITED,

  By                                        By
        -----------------------------             -----------------------------
          Name:                                     Name:
          Title:                                    Title: